Exhibit 99.1

Aileron Therapeutics Announces Common Stock Purchase Agreement for up to $15 Million with Lincoln Park Capital

WATERTOWN, Mass., September 21, 2020 — Aileron Therapeutics, Inc. (NASDAQ: ALRN), today announced it has entered into a common stock purchase agreement (“Purchase Agreement”) for up to $15 million with Lincoln Park Capital Fund, LLC (“LPC”), a Chicago-based institutional investor and current shareholder.

In connection with the execution of the purchase agreement, LPC made an initial purchase of $500,000 of common stock at $1.36 per share. Thereafter, Aileron will have the option, but not the obligation, to sell to LPC up to an additional $14.5 million in shares of common stock over a thirty-six-month period subject to certain conditions, including a registration statement being filed and declared effective by the SEC. The price of shares sold will be based on the market prices prevailing at the time of each sale to LPC. There are no upper limits to the price LPC may pay to purchase common stock from Aileron and the purchase price of the shares will be based on the prevailing market prices of Aileron’s shares at the time of each sale to LPC. LPC has agreed not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of Aileron’s shares of common stock. No warrants, derivatives, or other share classes are associated with this agreement. In consideration for entering into the agreement, Aileron has issued shares of common stock to LPC as a commitment fee. The agreement may be terminated by Aileron at any time, at its sole discretion, without any additional cost or penalty.

Aileron intends to use the net proceeds from the transaction for general corporate purposes and extending its cash runway to support its ALRN-6924 clinical development strategy.

A more detailed description of the agreement is set forth in Aileron’s Current Report on Form 8-K to be filed with the SEC.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor will there be any sale of these securities in any jurisdiction in which such offer solicitation or sale are unlawful prior to registration or qualification under securities laws of any such jurisdiction.

About Aileron Therapeutics

At Aileron, we are focused on transforming the experience of chemotherapy for cancer patients, enabling them to fight cancer without the fear or burden of chemotherapy-induced side effects. ALRN-6924, our first-in-class dual MDM2/MDMX inhibitor activating p53, is the only therapeutic agent in development to employ a biomarker strategy to elicit selective chemoprotection for cancer patients. With this unique, targeted strategy, ALRN-6924 is designed to protect multiple healthy cell types throughout the body from chemotherapy while ensuring chemotherapy continues to destroy cancer cells.

In addition to potentially reducing or eliminating multiple side effects, ALRN-6924 may also improve patients’ quality of life and help them better tolerate chemotherapy, potentially allowing patients to complete their treatment without dose reductions or delays. Our long-term vision is to bring chemoprotection to patients with p53-mutated cancers – approximately 50% of cancer patients – regardless of cancer type of chemotherapy. Visit us at aileronrx.com to learn more.

FORWARD-LOOKING STATEMENTS

Statements in this press release about Aileron’s future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about the Company’s strategy and clinical development plans. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including whether Aileron’s cash resources will be sufficient to fund its continuing operations for the periods and/or trials anticipated; whether results obtained in preclinical and nonclinical studies and clinical trials will be indicative of results obtained in future clinical trials; whether Aileron’s product candidates will advance through the clinical trial process on a timely basis, or at all; whether the results of such trials will warrant submission for approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether Aileron’s product candidates will receive approval from regulatory agencies on a timely basis or at all; whether, if product candidates obtain approval, they will be successfully distributed and marketed; what impact the coronavirus pandemic may have on the timing of our clinical development, clinical supply and our operations; and other factors discussed in the “Risk Factors” section of Aileron’s quarterly report on Form 10-Q for the period ended June 30, 2020, filed on August 5, 2020, and risks described in other filings that Aileron may make with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Aileron specifically disclaims any obligation to update any forward-looking statement, whether because of new information, future events or otherwise.

Investor Contacts:

Richard Wanstall, SVP Chief Financial Officer

Aileron Therapeutics

617-995-2822

rwanstall@aileronrx.com

Hans C. Vitzthum

LifeSci Advisors, LLC.

617-430-7578

hans@lifesciadvisors.com

Media Contact:

Liz Melone

617-256-6622

lmelone@aileronrx.com